Exhibit 5.1

WENDY E. MILLER, ESQ.

February 2, 2009

United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549

Re: Priviam, Inc.

Dear Sir or Madam:

I have acted as counsel to Priviam, Inc., a New Jersey corporation (“the Company”), in connection with a Registration Statement on Form S-1 to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the “Act”). The Registration relates to the proposed registration of 11,390,184 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”) of the Company.

In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates and other documents as I have deemed necessary or appropriate for the purposes of this opinion, including the following: (a) Certificate of Incorporation and Bylaws of the Company, as amended; (b) resolutions adopted by the Board of Directors of the Company, (c) the Registration Statement, together with the Exhibits filed as a part thereof; and (d) New Jersey law including the statutory provisions, all applicable provisions of the New Jersey Constitution and reported judicial decisions interpreting those laws.

For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies, and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and due authorization, execution and delivery of all documents by the parties thereto other than the Company.

2549B Eastbluff Drive #437, Newport Beach, California 92660
Telephone: (949) 400-8913  ♦  Facsimile: (949) 625-8885

Re: Privimn, Inc.
February 2, 2009

Based on such foregoing, I am of the opinion that the Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of New Jersey and that the Shares, upon issuance under the terms of the S-1, are presently authorized, validly issued, fully paid, and non-assessable.

This opinion letter has been prepared for use in connection with the Registration Statement and includes my opinion on New Jersey law including the New Jersey Constitution, all applicable provisions of New Jersey statutes, and reported judicial decisions interpreting those laws.

I hereby consent to the filing of this opinion, or copies thereof, as an exhibit to the Registration Statement and to the statement made regarding my firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, I do not thereby admit that I are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours truly,
Wendy E. Miller